Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Systems Corp. Announces Pricing of Follow-On Offering

CARLSBAD, Calif. – September 22, 2003 – Dot Hill Systems Corp. (NASDAQ: HILL) today announced that the underwriters of the company’s follow-on public offering have exercised their option to purchase 1,500,000 additional shares of Dot Hill’s common stock at $15.50 per share from the company and certain selling stockholders to cover over-allotments. Lehman Brothers managed the offering. Deutsche Bank Securities, RBC Capital Markets and Roth Capital Partners served as co-managing underwriters.

Registration statements relating to the additional 1,500,000 shares were filed with and have been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering may be obtained from the offices of Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 631-254-7106, fax: 631-254-7268, Email:niokioh_wright@adp.com .

Dot Hill Systems Corp. is a provider of storage systems for organizations requiring high reliability, high performance networked storage and data management solutions in an open systems architecture. Its products include the SANnet(R) II family of storage systems.

Dot Hill, the Dot Hill logo, and SANnet, are trademarks of Dot Hill Systems Corp.

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